Exhibit 10.1

BRIGHTVIEW HOLDINGS, INC.

SEPARATION AND TRANSITION SERVICES AGREEMENT

This Separation and Transition Services Agreement (this “Agreement”) is made and entered into effective as of October 1, 2022 (the “Effective Date”), by and between BrightView Holdings, Inc. (the “Company”) and John A. Feenan (“Executive”). Executive and the Company are hereinafter collectively referred to as the “Parties.”

WHEREAS, Executive has been employed by the Company as an Executive Vice President in the position of Chief Financial Officer pursuant to that certain letter agreement dated on July 2, 2018 (the “Letter Agreement”);

WHEREAS, on May 5, 2022, Executive notified the Company of his intent to voluntarily resign from any and all positions with the Company and its subsidiaries or affiliates (collectively, the “Company Group”), including as an executive officer and the Chief Financial Officer of the Company, as of the close of business on September 30, 2022 (“Transition Date”); and

WHEREAS, following the Transition Date, Executive shall remain employed by the Company as a non-executive employee through, and separate from service with the Company Group at, the close of business on November 30, 2023 (the “Separation Date”).

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the Parties hereto for themselves and their respective heirs, personal representatives, successors and assigns, hereby agree as follows:

1.             Employment: Upon the Effective Date, this Agreement supersedes and replaces in its entirety the Letter Agreement, except as otherwise expressly provided by Sections 4.5(e) and 6 of this Agreement (regarding compliance with certain restrictive covenants set forth in the Letter Agreement which continue to apply). Executive’s last day of employment as Chief Financial Officer of the Company will be the Transition Date and, for the sake of clarity, such resignation shall not constitute a “separation from service” for purposes of Section 409A (as defined below). During the period beginning on October 1, 2022 and continuing until the Separation Date, unless earlier terminated in accordance with the terms of this Agreement (the “Transition Period”), Executive shall be employed full-time as a non-executive employee of the Company. Subject to the terms and conditions set forth herein, Executive shall at all times be an “at will” employee.

2.             Duties: During the Transition Period, Executive will assist the Company in transitioning his former duties and responsibilities as Chief Financial Officer of the Company to his successor and/or other Company Group employees, and Executive will provide such other services and transition assistance as may be reasonably requested by the Chief Executive Officer and Chief Financial Officer of the Company, including, but not limited to, assisting the Chief Financial Officer with all matters pertaining to Investor Relations, and with overseeing and administering the various functions managed by the Chief Financial Officer, including Risk Management, Shared Services, Finance and Accounting and FP&A. Executive agrees that his duties may include travel, as may be reasonably requested by the Company. During the Transition Period, Executive shall report directly to the Chief Executive Officer and Chief Financial Officer.

3.	Compensation:

3.1           Base Salary. From the Effective Date until October 31, 2022, Executive shall continue to receive his current base salary as in effect on the Effective Date (the “Continuing Base Salary”). Beginning on November 1, 2022 and continuing until the Separation Date (unless earlier terminated in accordance with the terms of this Agreement), Executive shall receive an annual base salary $340,000 (the “Transition Base Salary” and, together with the Continuing Base Salary, the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payroll practice. Executive’s Base Salary may be prorated to reflect any partial year of employment with the Company.

3.2           FY23 Bonus Opportunity. For fiscal year 2023, Executive shall be eligible to earn an annual incentive bonus, subject to terms and conditions of the Company’s annual bonus plan, which may from time to time, and at any time, be amended, modified or terminated. Executive’s target bonus amount for fiscal year 2023 is $255,000.

3.3           Equity Awards. During the Transition Period, Executive will be eligible to receive awards under the Company’s equity incentive plan as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). For fiscal year 2023, the Company expects to grant Executive awards in the same form and on the same terms as applicable to the Company’s executive officers. The Committee shall use Executive’s Continuing Base Salary when determining the target grant date value of Executive’s fiscal year 2023 awards.

3.4           Employee Benefits. During the Transition Period, Executive will continue to be eligible to participate employee benefits programs offered by the Company Group, in accordance with Company policy and subject to the terms and conditions of such programs, which programs may from time to time, and at any time, be amended, modified or terminated.

3.5           Vacation. Executive shall be eligible for paid vacation days each year in accordance with the Company’s vacation policy, as may be in effect from time to time (as prorated to reflect any partial year of employment with the Company).

4.	Termination During Transition Period:

4.1           Voluntary Resignation. Should Executive desire to resign from employment with the Company, Executive will provide the Company with one (1) month’s prior written notice of termination. Upon such resignation, Executive will receive only (i) accrued and unpaid Base Salary through Executive’s termination date, (ii) unused but accrued vacation as of Executive’s termination date in accordance with company policy, (iii) any unpaid or unreimbursed business expenses incurred as of Executive’s termination date in accordance with company policy, and (iv) any benefits as provided under the terms of any employee benefit plan of the Company Group in which Executive participates (collectively, the “Accrued Obligations”). The Company in its discretion may choose to waive all or any portion of the notice period, in which case Executive will receive only the Accrued Obligations through the earlier termination date agreed upon by Executive and the Company, and if no agreement is reached, through Executive’s last date of employment as determined solely by the Company.

4.2           Injury, Illness or Incapacity. In the event Executive is unable to perform Executive’s duties for the Company by reason of illness, injury or incapacity for a continuous period of six months and Executive qualify for benefits under the Company Long Term Disability Plan, Executive may, following the Company’s assessment and determination regarding Executive’s potential for recovery, be terminated by the Company in its sole discretion as of the end of such six-month period. In such event, Executive will receive only the Accrued Obligations.

4.3           Death. In the event that Executive dies while actively employed by the Company, the Company shall pay to Executive’s executors or administrators only the Accrued Obligations, provided that the Company will also continue to pay Executive’s Base Salary through the end of the month in which Executive’s death occurs.

4.4           Termination For Cause. Should the Company desire to terminate Executive’s employment for Cause, it will provide Executive with written notice of such termination, including the grounds for such termination. For purposes of this Agreement, “Cause” shall mean dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, gross neglect of Executive’s duties, or violation of Executive’s representations and obligations in this Agreement, including the Restrictive Covenants (as defined below) set forth in the Letter Agreement. In the event Executive’s employment is terminated for Cause, Executive will receive only the Accrued Obligations.

4.5           Termination Without Cause. Should the Company desire to terminate Executive’s employment for any reason other than, 1) for Cause, or 2) by reason of Executive’s death, injury, illness or incapacity prior to the Separation Date, then, in addition to the Accrued Obligations, the Company shall provide Executive with the following severance benefits:

(a)           The Company shall continue to pay Executive his Transition Base Salary until the Separation Date, subject to Section 4.5(e) below. Such severance payment will be paid to Executive in substantially equal biweekly installments paid pursuant to the Company’s payroll practices commencing as follows: this severance payment will commence within sixty (60) days following Executive’s termination date with the first payment being made on the first regularly scheduled payroll date that occurs after the revocation period for the release and waiver of claims described in Section 4.5(e) below has expired without Executive revoking such release and waiver of claims; provided, that if the sixty (60) day period spans two calendar years, then such payment shall not commence until the second calendar year if the portion of such payment that would be payable within such sixty (60) day period is subject to the requirements of Section 409A.

(b)           Executive will remain eligible to receive an annual bonus in respect of the fiscal year in which Executive’s termination occurs, payable at the time, in the manner and in the amount (if any) that the bonus would otherwise been paid had Executive’s employment not terminated, provided that the amount of the bonus (if any) will be prorated to reflect the portion of the year during which Executive were actually employed.

(c)           If Executive’s employment terminates after the end of a fiscal year, but prior to the date the annual bonus for such year becomes payable, Executive will remain eligible to receive the annual bonus in respect of such year, payable at the time, in the manner and in the amount (if any) that the bonus would otherwise been paid had Executive’s employment not terminated.

(d)           If Executive timely elects COBRA coverage under the Company’s then existing health plans, then the Company will pay a portion of Executive’s COBRA premiums equal to the employer portion of the premium for active employees for Executive, and, where such individuals were covered immediately prior to Executive’s termination date, Executive’s eligible dependents, through the earlier of (A) Executive Separation Date, and (B) the date on which Executive become eligible for group health coverage from a new employer. The foregoing sentence does not disqualify Executive from receiving benefits coverage after the time periods in subparts (A) and (B); as such sentence relates solely to the payment of COBRA premiums by the Company as described above. If payment of such portion of the COBRA premiums could result in adverse tax consequences or penalties to the Company, then the Company may instead pay Executive a monthly payment equal to such portion of the COBRA premiums for the same period that the Company would otherwise have been obligated to pay such portion.

(e)           Executive agrees and acknowledges that the severance payments and benefits provided for in this Section 4.5 are in lieu of any other severance payments or benefits under any Company severance pay plan generally applicable to the Company employees. Executive also agrees and acknowledges that the severance payments and benefits provided for in this Section 4.5 are expressly conditioned upon Executive’s (A) execution within forty-five (45) days of the date of Executive’s termination of employment and non-revocation of a release and waiver of claims in a form acceptable to the Company and (B) continued compliance with the provisions of this Agreement, including the Restrictive Covenants set forth in Executive’s Letter Agreement.

5.             Termination and Equity: Regardless of the reason for termination, Executive’s rights and obligations with respect to any equity awards that Executive has been granted shall be determined and governed solely by the terms of the definitive documentation, including the award agreements, pursuant to which such equity was granted.

6.             Ongoing Obligation: Executive acknowledges and agrees that Executive is subject to, and required to comply with, the restrictive covenants set forth in paragraphs 4, 5 and 9 of Executive’s Letter Agreement (the “Restrictive Covenants”), during the Transition Period and thereafter in accordance with the terms of the Letter Agreement.

7.             Acknowledgement: Executive acknowledges and agrees that he shall continue to abide by all policies and procedures of the Company during and after the Transition Period, as applicable, including, but not limited to, the Company’s insider trading policy, as such policies and procedures may be modified from time to time. Further, Executive acknowledges and agrees that although Executive is no longer considered an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the Transition Date, Executive shall comply with any applicable continuing obligations under the Exchange Act.

8.	Taxes:

8.1           Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement are intended to be construed and interpreted to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and any remaining amount is intended to be exempt from Section 409A under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement that constitute deferred compensation subject to Section 409A will only be paid upon a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement is treated as a separate payment and the right to a series of installment payments is treated as the right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of payment. No action or failure to act pursuant to this Section shall subject the Company nor any affiliate thereof to any claim, liability or expense, and none of the Company nor any affiliate thereof shall have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A.

8.2           Withholding. All payments hereunder shall be subject to applicable withholding taxes as required by law. The Company’s obligation to make any such payments may be satisfied by any member of the Company Group.

9.             Applicable Law; Forum; Waiver of Jury Trial: ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF PENNSYLVANIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA. EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT; (II) AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PERSON’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE COMMONWEALTH OF PENNSYLVANIA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH HEREIN IN THE IMMEDIATELY PRECEDING CLAUSE (I); AND (III) IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY STATE OR FEDERAL COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS AND INSTRUMENTS DELIVERED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.          Amendment, Assignability, and Entire Agreement: This Agreement may only be amended or modified by a written agreement executed by Executive and the Company (or any successor). This Agreement may be assigned by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, without Executive’s consent, and any such successor shall be bound by the terms of this Agreement if so assigned. This Agreement supersedes any and all prior written or oral agreements Executive may have had with any member of the Company Group as it relates to Executive’s employment, except that the Restrictive Covenants shall remain in effect in accordance with the terms of Executive’s Letter Agreement.

11.          Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement as of the date written below.

BRIGHTVIEW HOLDINGS, INC.

By:	/s/ Andrew Masterman

Name:	Andrew Masterman

Title:	President and Chief Executive Officer

Date: May 23, 2022

EXECUTIVE

/s/ John A. Feenan
John A. Feenan

Date: May 21, 2022